Exhibit 99.1
Keros Therapeutics Announces Closing of Public Offering of Common Stock and Full Exercise of Underwriters’ Option to Purchase Additional Shares

Lexington, Massachusetts – November 17, 2020 – Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological and musculoskeletal disorders with high unmet medical need, today announced the closing of its public offering of 2,990,000 shares of common stock, which includes the exercise in full by the underwriters of their option to purchase up to 390,000 additional shares, at a price to the public of $50.00 per share. The gross proceeds to Keros from the offering, before deducting underwriting discounts and commissions and offering expenses, were $149.5 million. All securities in the offering were sold by Keros.

Jefferies LLC, SVB Leerink LLC and Piper Sandler & Co. are acting as joint book-running managers for the offering. H.C. Wainwright & Co., LLC is acting as co-manager for the offering.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on November 12, 2020. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained by visiting www.sec.gov or from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388, or by e-mail at Prospectus_Department@Jefferies.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at 1-800-808-7525, ext. 6132, or by email at syndicate@svbleerink.com; and Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924, or by e-mail at prospectus@psc.com.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematologic and musculoskeletal disorders with high unmet medical need. Keros is a leader in understanding the role of the transforming growth factor-Beta, or TGF-ß, family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of muscle and bone. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of anemia resulting from iron imbalance, as well as for the treatment of fibrodysplasia ossificans progressiva. Keros’ third product candidate, KER-012, is being developed for the treatment of disorders associated with bone loss, such as osteoporosis and osteogenesis imperfecta, and for the treatment of pulmonary arterial hypertension.

Investor Contact:
Julia Balanova
jbalanova@soleburytrout.com
646-378-2936